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                     September 20, 2021

       Mary Riskey
       Chief Financial Officer
       Two Harbors Investment Corp.
       601 Carlson Parkway, Suite 1400
       Minnetonka, MN 55305

                                                        Re: Two Harbors
Investment Corp.
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed February 25,
2021
                                                            File No. 001-34506

       Dear Ms. Riskey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction